Exhibit 10.14

LEASE AGREEMENT

THIS LEASE is made and entered into by and between Mary Lynne Hawkins referred to as “Landlord”, and Solomon Technologies, Inc.

WITNESSETH:

SECTION 1.01 LEASED PREMISES

In consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the Tenant to be observed and performed, the landlord demises and leases to the Tenant, and Tenant rents from Landlord, those certain premises located at 1400 L & R Industrial, Tarpon Springs, Florida containing a rentable building of approximately 4500 square feet and adjoining fenced yards accessed by the building (herein called the “Leased Premises”).

SECTION 1.02 USE OF ADDITIONAL AREAS

The use and occupation by the Tenant of the Leased Premises shall include the use in common with others entitled thereto of the common areas, subject however to the terms and conditions of this agreement and to regulations as prescribed in Section 6.04.

SECTION 1.03 COMMENCEMENT OF TERM

The term of this lease, and Tenant’s obligation to pay rent shall commence on September 1, 2003. First payment will be applied on September 1, 2003.

SECTION 1.04 LENGTH OF TERM

The term of this lease shall be for Two (2) years following the Commencement Date Plus one two-year option.

SECTION 2.01 RENT

Tenant agrees to pay Landlord as rent for the Leased Premises the fixed minimum annual rent of Twenty Eight Thousand Eight Hundred Dollars ($28,800.00) (this being the figure for the first lease year and is the initial base rental for the purpose of Section 2.02) during the term of this lease. Tenant shall pay to Landlord, with each rent installment, any applicable sales tax. Rent shall be paid in equal monthly installments. Each rent installment shall be paid in advance on the first day of each and every month. For any payments made after fifteen (15) days thereafter unless permitted or excused by the terms of this Lease, Tenant shall pay a late payment charge of eight (8%) percent of the amount of said payment in order to defray the expenses of handling such Late Payment. All rental payments shall bear interest from the due date at the interest rate of eighteen percent (18%) per annum until paid. The rent shall be paid to Landlord without notice or demand and without abetment, deduction or set-off. A refundable security and damage deposit of $2,400,00 plus tax will be required to secure the lease.

SECTION 2.02 RENTAL INCREASES

The rent and additional rent payable under this Lease shall be increased by the CPI increase per calendar year, on the anniversary date of the lease annually during the term of this Lease Agreement. Not to exceed 4% in any one year.

SECTION 2.03 OPTION TO RENEW

Provided this lease has not been terminated and Tenant is not in default of the terms hereof, Landlord hereby grants Tenant an option to extend and renew the term of this lease for a further term of two (2) year subject to the terms, covenants and conditions as mutually agreed.

SEL I ION 2.04 RENT FOR RENEWAL TERMS

Effective on the anniversary of the Commencement Date each year of the renewal term of this lease (the “Adjustment Date”), the fixed rent as last determined shall be adjusted in accordance with Section 2.02,

SECTION 2.05 TAXES

Deleted in its entirety.

SECTION 3.01 USE OF PREMISES

Tenant shall have the exclusive right to use the Leased Premises solely for the purpose of conducting the business of selling, making, assembling, fabricating, installing and testing electric motor systems and related component equipment. Tenant shall occupy the Leased Premises and shall conduct continuously in the Leased Premises the business above stated. No paint, solvents or toxic substances shall be improperly used, consumed or stored on premises at any time.

Any use or purpose to which the Tenant shall use the subject premises shall be in compliance with Federal, State, County, Municipal and other regulatory authorities, laws, rules, and regulations.

SECTION 3.02 OPERATION OF BUSINESS

Tenant agrees to operate its business within the Leased Premises for such use during the entire term of this Lease, and to conduct its business at all times in compliance with this lease and all rules governing the conduct of business in and operation of the Tenant’s business as set forth in Section 6.04.

SECTION 4.01 CONSENT OF OWNER

Tenant shall not permit any business to be operated in or from the Leased Premises by any concessionaire or licensee without the prior written consent of the Landlord, and said consent shall not be unreasonably withheld.

SECTION 5.01 INSTALLATION BY TENANT

All fixtures installed by Tenant shall be new or completely reconditioned. Tenant shall not make or cause to be made any alterations, additions or improvements or install or cause to be installed any trade fixtures, exterior signs, floor coverings, interior or exterior lighting, plumbing fixtures, shades or awnings or make any changes without first obtaining Landlord’s written approval and consent, and said consent shall not be unreasonably withheld.

SECTION 5.02 REMOVAL BY TENANT

All alternations, additions, improvements, which as a matter of law have become part of the realty, shall become the property of the Landlord on installation (unless Landlord shall elect otherwise and at the termination of this Lease, or any extension or renewal thereof) shall remain upon and be surrendered with the premises as part thereof.

SECTION 5.03 TENANT SHALL DISCHARGE ALL LIENS

Tenant shall neither create any lien nor permit any lien to attach to Tenant’s leasehold or to the Center. Tenant shall indemnify Landlord against any loss or expenses incurred as a result of the assertion of any such lien.

SECTION 5.04 SIGNS, AWNINGS AND CANOPIES

Tenant will not place on any exterior door, wall or window of the Leased Premises any signs, awning, or canopy, or advertising matter or other thing of any kind, and will not place any decorations, lettering or advertising matter on the glass of any window or door of the Leased Premises without first obtaining Landlord’s approval and consent prior to Lease execution (See Exhibit “B”) and said consent shall not be unreasonably withheld, Tenant further agrees to maintain such signs, awning, canopy, decoration, lettering, advertising matter or other thing as may be approved in good condition and repair at all times.

SECTION 6.01 MAINTENANCE BY TENANT

Tenant shall at all times keep the Leased Premises (including maintenance of exterior entrances, the store front, interior walls of the building, all glass and all partitions, doors, fixtures, filters, faucets, toilet parts) in good order, condition, and repair. All aforementioned items and fixtures shall be noted for condition prior to Tenant occupancy. Landlord shall insure existing electrical and plumbing is in working order. Other than the aforementioned items tenant is leasing the building in as-is condition.

Tenant shall keep and maintain the exterior grounds and yard areas in good order. Tenant is responsible for upkeep or maintenance on the buildings, excluding walls, roof, air conditioning system and parts, pavement and fencing/gatcs.

SECTION 6.02 MAINTENANCE BY LANDLORD

If Tenant refuses or neglects to repair and maintain Leased Premises upon timely written notice, Landlord may make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant’s merchandise, fixtures, or other property or to Tenant’s business by reason thereof, and upon completion thereof Tenant shall pay Landlord’s cost for making such repairs,

If the Landlord refuses or neglects to repair and maintain Leased Premises in accordance with Section 6.01, upon a timely written notice not to exceed 30 days, the Tenant may make such repairs without liability, and upon completion thereof the Tenant may deduct costs for making such repairs from the rent payment.

SECTION 6.03 SURRENDER OF PREMISES

At the expiration of the tenancy hereby created, Tenant shall surrender the Leased Premises in the same condition as the Leased Premises were in upon delivery of possession thereto under this lease (except as to alterations, additions, fixtures or other personal property which has become the property of Landlord), reasonable wear and tear excepted, and shall surrender all keys for the Leased Premises to Landlord at the place then fixed for the payment of rent.

SECTION 6.04 RULES AND REGULATIONS

(1) All garbage and refuse shall be kept in the kind of container specified by Landlord, and shall be placed where indicated by Landlord at Tenant’s expense.

(2) Radio or Television or other similar device may be used if done inside the leased premises.

(3) No loud speakers, television, phonographs, radios, or other devices shall be used in a manner so as to be heard or seen outside of the Leased Premises.

(4) The outside areas immediately adjoining the Leased Premises shall be kept from dirt and rubbish by the Tenant to the satisfaction of the Landlord and Tenant shall not place or permit any obstruction or merchandise in such areas.

(5) The plumbing facilities shall not be used for any other purpose than that for which they are constructed, and no foreign substance of any kind shall be thrown therein, and the expense of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by Tenant, who shall, or whose employees, agents or invitees shall have caused it.

(6) Tenant shall exterminate at such time intervals as required to keep premises free of bugs and insects.

(7) Tenant shall not bum any trash or garbage of any kind in or about the Leased Premises.

(8) Tenant shall not keep or display any merchandise on or otherwise obstruct the walkways or areas adjacent to the Leased Premised without the prior consent of Landlord and such consent shall not be unreasonably withheld.

(9) Landlord reserves the right from time to time to amend or supplement the foregoing rules and regulations with prior consent of tenant.

(10) Tenant agrees to comply with all such rules and regulations.

SECTION 7.01 LIABILITY AND PROPERTY INSURANCE

Tenant shall, during the entire term of this Lease, or any extension or renewal thereof, keep in full force and effect a policy of public liability and property damage insurance with respect to the Tenant’s fixtures and the business operated by the Tenant in which limits of public liability shall not be less than $500,000 per occurrence, and $50,000 per person per accident for both personal injury and property damage, and the property insurance shall insure the Tenant’s furniture, fixtures, equipment and supplies to the extent of their full insurable value. The policy shall name Landlord and Tenant as insured, and shall contain a clause that the insurer will not cancel or change the insurance without first giving the Landlord thirty (30) days prior written notice. The insurance shall be delivered to Landlord, Tenant shall annually furnish Landlord with paid bill evidencing such insurance along with certificate of insurance. Failure to so provide same shall be deemed a breach of this lease,

SECTION 7.02 INCREASE IN FIRE INSURANCE PREMIUM

Tenant agrees that it will not keep, use, sell, or offer for sale in or upon the Leased Premises any article which may be prohibited by the standard form of fire insurance policy. Tenant agrees to pay any increase in premium for fire and extended coverage insurance that may be charged during the term of this lease on the amount of such insurance which may be carried by Landlord on said Leased Premises or the building of which they are a part, resulting from the type of merchandise sold by Tenant in the Leased Premises, whether or not Landlord has consented to the same.

SECTION 7.03 INDEMNIFICATION OF LANDLORD

Tenant will indemnify Landlord and save it harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the Leased Premises, or the occupancy or use by Tenant of the Leased Premises or any part thereof, or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, leases or concessionaires. Said indemnification shall not apply to activities as a result of negligence by Landlord.

SECTION 7.04 PLATE GLASS

Tenant shall replace, at the Tenant’s own cost and expense, any and all plate and other glass damaged or broken from any cause whatsoever in and about the Leased Premises.

SECTION 8.01 UTILITY CHARGES

Tenant shall be solely responsible for and promptly pay all charges for electricity, water and sewer used or consumed in the Leased Premises. In no event shall Landlord be liable for damages, direct or consequential, caused by an interruption or failure in the supply of utilities to the Leased Premises.

SECTION 9.01 SUBORDINATION

Upon timely written request of the Landlord, Tenant will subordinate its right hereunder to the lien of any mortgage or mortgages, or the lien resulting from any other method of financing or refinancing, now or hereafter in force against the land and buildings of which the Leased Premises are a part.

SECTION 9.02 ESTOPPEL

The Tenant, upon timely written request of any party in interest, shall execute promptly such instruments or certificates to requested by the Landlord. If twenty (20) days after receipt by the Tenant of written request from the Landlord to execute such instruments, the Tenant shall not have executed the same, Tenant shall be deemed to have breached this Lease, and be liable for damages. Landlord may regain possession of the premises and Landlord may, at its option, cancel this Lease without incurring any liability on account thereof, and the tern hereby granted is expressly limited accordingly.

SECTION 10.01 TENANTS RIGHT TO ASSIGN

Tenant shall not, without Landlord’s prior consent, which consent will not be unreasonably withheld, assign, convey, mortgage, hypothecate, encumber, sublease, or otherwise transfer Tenant’s interest in this Lease and the Leasehold estate created hereby, in whole or in part.

SECTION 11.01 WASTE OR NUISANCE

Tenant shall not commit or suffer to be committed any waste upon the Leased Premises or any nuisance or other act or thing which may disturb the quiet enjoyment of any person within the Center.

SECTION 11.02 GOVERNMENTAL REGULATIONS

Tenant shall, at Tenant’s sole cost and expense, comply with all of the requirements of all county, municipal, state, federal and other applicable governmental authorities, now in force or which may hereafter be in force, pertaining to the said Leased Premises, and shall faithfully observe in the use of the premises all municipal and county ordinances and state and federal statutes now in force or which may hereafter be in force. Landlord shall be responsible for the cost of such requirements if such requirements are not the result of Tenant’s occupancy.

SECTION 12.01 CHANGE OF NAME

Tenant agrees not to change the advertised name of the business operated in the Leased Premises without the written permission of the Landlord, and such consent shall not be unreasonably withheld.

SECTION 12.02 SOLICITATION OF BUSINESS

Tenant and Tenant’s employees and agents shall not solicit business in the parking lot or other common areas of the Center, nor shall Tenant distribute any handbills or other advertising matter in automobiles parked in the parking area or in other common areas of the Center.

SECTION 13.01 RECONSTRUCTION

Landlord shall receive and have full and exclusive control of all insurance proceeds relating to the physical structure only and resulting from damage to the Leased Premises by fire, the elements, unavoidable accident or other casualty. If the buildings or other improvements on the site on which the Leased Premises are located are substantially damaged by fire or any other cause, Landlord shall within 30 days after the occurrence of such damage, notify Tenant of Landlord’s election to repair or rebuild the damaged building at Landlord’s expense or to terminate this lease. In the event damage occurs to more than 20% of the premises, or, in the event damages to the premises cannot be repaired within 45 days, Tenant shall have the right to terminate the Lease.

SECTION 14.01 DEFAULT

Landlord at its election, may exercise any one or more of the options referred to below upon the happening of any one or more of the following events, to-wit:

(a) Tenant’s failure to pay the Rent, Additional Rent, or any other sums payable hereunder within the time that said sum was due and payable.

(b) Tenant’s failure to observe, keep or perform any of the other terms, covenants, agreements or conditions of, this Lease for a period of thirty (30) days after notice by Landlord.

(c) The bankruptcy of Tenant.

(d) Tenant making an assignment for the benefits of creditors.

(e) A receiver or trustee being appointed for Tenant or a substantial portion of Tenant’s assets.

(f) Tenant’s voluntary petitioning for relief under, or otherwise seeking the benefit, or any bankruptcy, reorganization arrangement or insolvency law.

(g) Tenant’s vacating or abandoning the Leased Premises or attempting to mortgage or pledge its interest hereunder.

(h) Tenant’s interest under this Lease being sold under execution or other legal process.

(i) Tenant’s interest under this Lease being assigned by attempted subletting or by operation of law other than specified in Section 10.01.

(j) Any of the goods or chattels of Tenant used in or incident to the operation of Tenant’s business in the Leased Premises being seized, sequestered, or impounded by virtue of or under authority of any legal proceeding.

In the event of any of the foregoing happenings, the Landlord at its election, upon timely written notice, may exercise any one or more of the following options, the exercise of any of which shall not be deemed to preclude the exercise of any others herein listed or otherwise provided by statute or general law at the same time or in subsequent times or action:

(1) Terminate Tenant’s right to possession under the Lease and re-enter and re-take possession of the Leased Premises and relet the Leased Premised on behalf of Tenant at such Rent and under such terms and conditions as Landlord may deem best under the circumstances for the purpose of reducing Tenant’s liability. Landlord shall not be deemed to have thereby accepted a surrender of the Leased premises, and Tenant shall remain liable for all Rent, Additional Rent, or other sums due under this Lease and for all damages suffered by Landlord because of Tenant’s breach of any of the covenants of the Lease.

(2) Declare this Lease to be terminated, ended and null and void, and re-enter upon and take possession of the Leased Premises whereupon all right, title and interest of the Tenant in the Leased Premises shall end.

(3) Accelerate and declare the entire remaining unpaid Rent and Additional Rent for the balance of this Lease to be immediately due and payable forthwith, and may, at once, take legal action to recover and collect the same.

Tenant at its election, may exercise any one or more of the options referred to below upon the happening of any one or more of the following events, to-wit: (a) Landlord’s failure to observe, keep or perform any of the terms, covenants, agreements or conditions of this Lease for a period of thirty (30) days after notice by Tenant. (b) Landlord’s failure to pay for repairs and maintenance as required by the Lease and failure to credit the Tenant for any costs rightfully the responsibility of the Landlord within thirty (30) days after written notice by the Tenant.

In the event of any of the foregoing happenings, the Tenant at its election, upon timely written notice, may declare this Lease to be terminated, ended and null and void, and shall owe rent only until the date occupancy is terminated to the nearest month end or portion prorated. Upon verification that the Premises has been surrendered to the Landlord in the same condition as when delivered to the Tenant, reasonable wear and tear excepted, the Landlord shall refund security and damage deposit.

The parties hereto agree that any and all suits for any and every breach of this Lease shall be instituted and maintained only in those Courts of competent jurisdiction in Pinellas County, Florida.

Nothing herein shall impose upon Landlord the duty to mitigate damages in the event of default by Tenant and all other remedies at law or in equity for such defaults shall remain available to landlord and shall be cumulative to remedies provided herein.

SECTION 15.01 LEGAL EXPENSES

In the event either Landlord or Tenant shall bring any action or proceeding for damages for an alleged breach of any provision of this Lease to recover rents, or to enforce, protect, or establish any right or remedy or either party, the prevailing party shall be entitled to recover as part of such action or proceedings reasonable attorney’s fees and court costs.

SECTION 16.01 RIGHT OF ENTRY

Upon timely written notice, Landlord or Landlord’s agents shall have the right to enter the Leased Premises at reasonable times to examine same, to show to prospective purchasers of the Leased Premises, and to make such repairs, alterations, improvements or additions as Landlord may deem necessary or desirable as prescribed in Section 6.01 and 6.02.

SECTION 17.01 LOSS AND DAMAGE

Landlord shall not be liable for any damage to property of Tenant located on the leased premises, unless such damage is caused by act or negligence of Landlord. Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, electricity, water, rain, or leaks from any part of the Leased Premises or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause.

SECTION 18.01 QUIET ENJOYMENT

Upon payment by the Tenant of the rents herein provided, and upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Leased Premises for the term hereby demised without hindrance or interruption by Landlord.

SECTION 19.01 ACCORD AND SATISFACTION

No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent and additional rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed in accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.

SECTION 20.01 ENTIRE AGREEMENT

This Lease sets forth all the covenants, promises, agreements, conditions and understanding between Landlord and Tenant concerning the Leased Premises and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than are herein set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

SECTION 21.01 EXCULPATION

Tenant agrees that it shall look solely to the estate and property of the Landlord in the land and building comprising the Center of which the Leased Premises are a part of the collection of any judgement requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of the Lease to be observed and performed by Landlord and no other property or estates of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant’s remedies.

SECTION 22.01 NOTICES

1. DELIVERY OF RENT AND NOTICES. All rents or other sums, notices, demands, or requests from one party to another may be personally delivered or sent by mail, certified or registered, return receipt requested, postage prepaid, to the addresses stated in this section. Rents shall be deemed to have been given when received. Notices, demands, or requests shall be deemed to have been given at the time of mailing.

2. PAYMENT OF RENT. All rents and other sums payable by Tenant to Landlord shall be in lawful money or by check payable to Landlord, delivered in person or mailed to Landlord at:

Lonnie Hawkins P.O. Box 1636, Tarpon Springs, Fl 34688-1636

3. NOTICES TO LANDLORD. All notices, demands, or requests from Tenant to Landlord shall be given to Landlord at:

The same address as above.

4. NOTICES TO TENANT. All notices, demands, or requests from Landlord to Tenant shall be given to Tenant at:

1400 L & R Industrial

Tarpon Springs, Fl 34689

5. CHANGE OF ADDRESS. Each party shall have the right, from time to time, to designate a different address by notice given in conformity with this article.

SECTION 23.01 TIME OF ESSENCE

Time is of the essence of the agreement.

SECTION 24.01 VENUE

The venue of any litigation between Landlord and Tenant arising under Lease shall be Pinellas County, Florida.

SECTION 24.02 CONSTRUCTION

The parties acknowledge that with respect to the transaction contemplated herein and that normal rule of construction to the effect that any ambiguities are to be resolvcd against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits thereto, (a) neither party has received from the other any accounting, tax, legal or other advice, and (b) each party has relied solely on the advice of its own accounting, tax, legal, and other advisors.

IN WITNESS WHEREOF, Landlord and Tenant have signed and sealed this Lease on the 26th day of August 2003.

WITNESSETH OR ATTEST: /s/ ANN POYAS WITNESSETH OR ATTEST:	TENANT: David E. Tether – C.E.O. Solomon Technologies, Inc. /s/ DAVID E. TETHER LANDLORD: Mary Lynne Hawkins
/s/	/s/ By: Mary Lynne Hawkins

SEE EXHIBIT “A” ATTACHED

SEE EXHIBIT “B” ATTACHED

SEE EXHIBIT “C” ATTACHED

EXHIBIT “A”

GUARANTY

David E. Tether, whose address is 1400 L & R Industrial Blvd., Tarpon Springs, FL 34688, the “Guarantors” below, in their individual capacity only, for valuable consideration, the sufficiency and receipt of which is hereby acknowledged, and as an inducement to Landlord to enter into this Lease Agreement embodied herein with Tenant, hereby irrevocably agrees as follows: (a) This Guaranty runs irrevocably to Landlord, its successors and assigns for the full term of the Lease and any extensions thereof; (b) The guarantors acknowledges that he executes this Guaranty Agreement in his personal capacity and not in his capacity as a corporate officer or as agent of Tenant; (c) Guarantors unconditionally guarantee to Landlord the prompt performance and payment when due of Tenant’s obligations to Landlord relative the Agreement embodied herein; and (d) This Guaranty Agreement is binding upon the undersigned, successors and assigns.

Guarantors hereby expressly agree that the validity of this Guaranty and the obligations of the Guarantors hereunder shall in no way be terminated, affected, diminished, or impaired by reason of: (a) the assertion that Landlord has failed to assert against Tenant any of the rights or remedies reserved to Landlord; or (b) the assertion that Landlord has granted Tenant relief from any of Tenant’s obligations under the lease; or (c) the release or discharge of Tenant in any creditors’ proceedings, receivership, bankruptcy or other proceedings. This guarantee shall be a continuing guaranty and the liability of the Guarantors shall in no way be affected, modified or diminished by reason of any assignment, amendment, renewal, supplement, modification or extension of the Lease or by reason of any modification or waiver of or change in any of the terms, covenants, conditions or provisions of the Lease, or by reason of any extension of time that may be granted by Landlord to Tenant. If more than one Guarantor signs below each Guarantor shall be jointly and severally liable under this Guaranty. The failure of one Guarantor to sign below shall not relieve the signing Guarantors.

IN WITNESS WHEREOF, the parties have executed this instrument for the purpose expressed the day and year written above.

WITNESSES:	LANDLORD: Mary Lynne Hawkins

/s/	/s/

WITNESSES:	GUARANTOR:

/s/ ANN POYAS	/s/ DAVID E. TETHER
David E. Tether (Individually)

Guarantor will receive timely written notice of any and all default(s) of Tenant. This Guaranty is secondary to the obligation of the Tenant.

EXHIBIT “B”

SIGNS AND ADVERTISING

The Tenant will be permitted to place a sign at the street side entrance of the property in a size and designated site the equivalent of the current “for lease” sign posted on the property. Such Tenant signage will be tastefully finished and professionally lettered to preserve the integrity of the Center. All street side signage will be removed upon termination of the Lease.

The Tenant will be permitted to place rub-on lettering on the storefront door. All such window glass signage will be removed upon termination of the Lease.

Tenant will be permitted to post a sign on the yard entrance fence not to exceed 36” x 48”.

The Tenant will have the right to use its company logo in all signage.

EXHIBIT “C”

CONDITION OF PREMISES

To be inspected and noted during intitial visit the week of September 8th, 2003.